Exhibit (e.7) Amendment No. 1 to the Distribution Agreement between Heartland Group, Inc. and ALPS Distributors, Inc.

Amendment No. 1 to

Distribution Agreement

This Amendment No.1 to Distribution Agreement (the “Amendment”) is made this 17 day of July, 2013, by and between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, the Fund is a registered open-end management investment company organized as a series corporation offering a number of portfolios of securities (each a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the Fund and Distributor are party to a Distribution Agreement dated November 1, 2011, (the “Distribution Agreement”), whereby the Fund retained the Distributor to promote and distribute the shares of the Portfolios, which is hereby amended; and

WHEREAS, on or about April 29, 2013, the Heartland International Value Fund became a Portfolio of the Fund and the Fund seeks to have Distributor serve as Distributor of that Portfolio.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund and the Distributor agree as follows:

1.	Appointment. The Fund hereby appoints the Distributor to provide the distribution services set forth in the Distribution Agreement.

2.	List of Portfolios. Schedule A (List of Portfolios) of the Distribution Agreement is deleted in its entirety and replaced with the Schedule A (List of Portfolios) attached hereto.

3.	Entire Agreement. All terms, conditions, representations and warranties contained in the Distribution Agreement are incorporated herein by reference and both the Fund and Distributor hereby agree that unless specified elsewhere in this Amendment, all terms, conditions, representations and warranties contained in the this Amendment and in the Distribution Agreement constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated herein and the Distribution Agreement.

4.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.	Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Distribution Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first set forth above.

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas A. Carter
Thomas A. Carter, President

HEARTLAND GROUP, INC.

By:	/s/ Paul T. Beste
Name:	Paul T. Beste
Title:	V.P.

Schedule A

List of Portfolios

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

Heartland International Value Fund